AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT dated as of                       , 2015 (the "Amendment") to the Amended and Restated Deposit Agreement dated as of April 29, 2004 (as amended from time to time, the "Deposit Agreement") among (i) Tesco PLC, a company incorporated under the laws of England and Wales, and its successors (the "Company"), (ii) Deutsche Bank Trust Company Americas, an indirect wholly owned subsidiary of Deutsche Bank A.G., acting in its capacity as depositary, and any successor depositary hereunder (the "Depositary"), and (iii) all Owners, holders and beneficial owners from time to time of American Depositary Receipts issued hereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement and the Receipts, effective as of the Effective Date set forth in Section 5.01 hereof, as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01.  All references in the Deposit Agreement and the Receipts to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02.   The second paragraph of Section 4.09 is replaced with the following:

As of the date of the Deposit Agreement, the Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act on its Internet Web site (www.tescoplc.com) or through an electronic information delivery system generally available to the public in its primary trading market. Should the Company become subject to the periodic reporting or other informational requirements under the Exchange Act, it will be required in accordance therewith to file reports and other information with the Commission.  The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Exchange Act or to take any action if the Company is not complying with those requirements.

The Company represents that as of the date of this Deposit Agreement, the statements in this Section 4.09 and in Article (11) of the Receipts with respect to the exemption from registration under Rule 12g3-2(b) under the Exchange Act are true and correct.  The Company agrees to promptly notify the Depositary and all Owners in the event of any change in the truth of any such statements.

SECTION 2.03.   The second paragraph of Section 5.09 of the Deposit Agreement is amended by changing " a fee not in excess of $0.02 or less" in subsection (6) to " a fee not in excess of $0.05" and by including the following at the conclusion thereof:

and (8) for the operation and maintenance costs in administering the American Depositary Shares an annual fee not in excess of U.S. $0.05 per American Depositary Share (or portion thereof), such fee to be assessed against Owners of record as of the date or dates set by the Depositary as it sees fit and collected at the sole discretion of the Depositary by billing such Owners for such fee or by deducting such fee from one or more cash dividends or other cash distributions

ARTICLE III
AMENDMENTS TO THE FORM OF RECEIPT

SECTION 3.01.    All references in the form of Receipt, and all outstanding Receipts, are amended to reflect the changes set forth in Article II hereof.  The form of Receipt, as amended, is attached hereto as Exhibit A.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    Representations and Warranties of the Company.  Representations and Warranties.  The Company represents and warrants to, and agrees with, the Depositary and the Owners and beneficial owners, that:

(a)  This Amendment, when executed and delivered by the Company, and the Deposit Agreement, as amended by this Amendment,  will be, and the Deposit Agreement previously entered into has been, respectively, duly and validly authorized, executed and delivered by the Company, and each constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the United Kingdom,  neither of such agreements need to be filed or recorded with any court or other authority in the United Kingdom.

Section 4.02  Representations and Warranties of the Depositary.  The Depositary represents and warrants to the Company that this Amendment, when executed and delivered by Depositary, and the Deposit Agreement, as amended by this Amendment, will be duly and validly authorized, executed and delivered by the Depositary, and each constitutes the legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

ARTICLE V
MISCELLANEOUS

Section 5.01  Effective Date.  This Amendment is dated as of the date set forth above and shall be effective as of the date publicly announced by the Depositary as the effective date of the ratio change provided for herein (the "Effective Date").  From and after the Effective Date, all references to the Deposit Agreement shall be deemed to be references to the Deposit Agreement as amended by this Amendment.

Section 5.02  Outstanding Receipts.  Receipts issued prior to the date hereof, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Owners thereof choose to surrender them for any reason under the Deposit Agreement, as amended by this Amendment.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

Owners and beneficial owners of American Depositary Shares issued pursuant to the Deposit Agreement issued prior to the date hereof and outstanding as of the date hereof, shall, from and after the date hereof, be deemed owners and Owners of American Depositary Shares issued pursuant and be subject to all of the terms and conditions of the Deposit Agreement, as amended by this Amendment, in all respects.

Section 5.03  Indemnification.  The parties hereto accept and shall be entitled to the benefits of the indemnification provisions of Section 5.08 of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

Section 5.04  Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY NEW YORK LAW.

Section 5.05  Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment to be executed by representatives hereunto duly authorized as of the date set forth above.

TESCO PLC
By: __________________________________ Name: Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Depositary
By: __________________________________ Name: Title: By: __________________________________ Name: Title:

THE RIGHT, IF ANY, OF THE OWNER OF THE AMERICAN DEPOSITARY SHARES EVIDENCED BY THIS RECEIPT TO VOTE THE DEPOSITED SECURITIES REPRESENTED BY SUCH AMERICAN DEPOSITARY SHARES MAY BE SUSPENDED OR REVOKED PURSUANT TO THE PROVISIONS OF ARTICLES 16 AND 24 OF THIS RECEIPT

AMERICAN DEPOSITARY SHARES (Each American Depositary Share represents three (3) deposited Shares)

DEUTSCHE BANK TRUST COMPANY AMERICAS
AMERICAN DEPOSITARY RECEIPT
FOR ORDINARY SHARES OF
THE NOMINAL VALUE OF 5 PENCE EACH OF
TESCO PLC
(INCORPORATED UNDER THE LAWS OF ENGLAND)

DEUTSCHE BANK TRUST COMPANY AMERICAS, as depositary (herein called the "Depositary"), hereby certifies that _____________is the owner of ______________ American Depositary Shares (hereinafter "ADS"), representing deposited ordinary shares, including evidence of rights to receive such ordinary shares (the "Shares") of Tesco PLC (the “Company”), a public limited liability company incorporated under the laws of England. As of the date of the Deposit Agreement (hereinafter referred to), each American Depositary Share represents three (3) Shares which are on deposit or subject to deposit under the Deposit Agreement with the Custodian which at the date of execution of the Deposit Agreement is the London, England office of Deutsche Bank Trust Company Americas (the "Custodian"). The ratio of Depositary Shares to shares of stock is subject to subsequent amendment as provided in Article IV of the Deposit Agreement.  The Depositary’s Corporate Trust Office is located at 60 Wall Street, New York, New York 10005, U.S.A.

1.           THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the amended and restated deposit agreement, dated as of April 29, 2004 (as amended from time to time, the "Deposit Agreement"), by and among the Company, the Depositary, and all Owners, holders and beneficial owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and holders of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the Depositary's Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.           SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of the American Depositary Shares evidenced by this Receipt, and upon payment of the fee of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued. Delivery of such Deposited Securities may be made by the delivery of (a) certificates in the name of the Owner hereof or as ordered by him or by the delivery of certificates properly endorsed or accompanied by proper instruments of transfer and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt. Such delivery will be made at the option of the Owner hereof, either at the office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certifcates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary shall be at the risk and expense of the Owner hereof.

3.           TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust Offce by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3.

The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence. Notwithstanding any other provision of the Deposit Agreement or the Receipts, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4.           LIABILITY OF OWNER FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner hereof to the Depositary. The Depositary may refuse to effect any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge, the Owner hereof shall remain liable for any deficiency.

5.           WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor are validly issued, fully paid, and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that the deposit of such Shares or sale of Receipts evidencing American Depositary Shares representing such Shares by that person is not restricted under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.           FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in the United Kingdom which is then performing the function, if required, of the regulation of currency exchange.

7.           CHARGES OF DEPOSITARY.

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Depositary shall present its statement for such charges and expenses to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the share register of the Company or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee not in excess of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Sections 2.03 or 4.03 of the Deposit Agreement and the surrender of Receipts pursuant to Section 2.05 of the Deposit Agreement, (6) a fee not in excess of $0.05 per American Depositary Share (or portion thereof) for any cash distribution made pursuant to Section 4.01 of the Deposit Agreement, (7) a fee for, and deduct such fee from, the distribution of proceeds of sales of securities or rights pursuant to Sections 4.02 or 4.04, respectively, of the Deposit Agreement, such fee being in an amount equal to the fee for the issuance of American Depositary Shares referred to above which would have been charged as a result of the deposit by Owners of securities (for purposes of this clause 7 treating all such securities as if they were Shares) or Shares received in exercise of rights distributed to them pursuant to Sections 4.02 or 4.04, respectively, of the Deposit Agreement, but which securities or rights are instead sold by the Depositary and the net proceeds distributed and (8) for the operation and maintenance costs in administering the American Depositary Shares an annual fee not in excess of U.S. $0.05 per  American Depositary Share (or portion thereof), such fee to be assessed against Owners of record as of the date or dates set by the Depositary as it sees fit and collected at the sole discretion of the Depositary by billing such Owners for such fee or by deducting such fee from one or more cash dividends or other cash distributions.

The Depositary, subject to Article 8 hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

8.           LOANS AND PRE-RELEASE OF SHARES AND RECEIPTS.

In its capacity as Depositary, the Depositary will lend neither the Shares held under the Deposit Agreement nor the Receipts; provided, however, that the Depositary reserves the right to (i) execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement and (ii) deliver Shares prior to the receipt and cancellation of Receipts pursuant to Section 2.05 of the Deposit Agreement, including Receipts which were issued under (i) above but for which shares may not have been received. The Depositary may receive Receipts in lieu of Shares under (1) above and receive Shares in lieu of Receipts under (ii) above. Each such transaction will be (a) accompanied by a written representation from the person to whom Receipts or Shares are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The Depositary will normally limit the number of Receipts and Shares involved in such transactions at any one time to thirty percent (30%) of the American Depositary Shares outstanding (without giving effect to American Depositary Shares evidenced by Receipts outstanding under (i) above), or Shares held under the Deposit Agreement, respectively; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The Depositary will also set limits with respect to the number of Receipts and Shares involved in transactions to be done under the Deposit Agreement with any one person on a case by case basis as it deems appropriate.

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.           TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive holder and Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument, provided, however, that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes.

10.           VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary or, if a Registrar for the Receipts shall have been appointed, by the manual or facsimile signature of a duly authorized officer of the Registrar.

11.           REPORTS; INSPECTION OF TRANSFER BOOKS.

As of the date of the Deposit Agreement, the Company publishes information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Exchange Act on its Internet Web site (www.tescoplc.com) or through an electronic information delivery system generally available to the public in its primary trading market. Should the Company become subject to the periodic reporting or other informational requirements under the Exchange Act, it will be required in accordance therewith to file reports and other information with the Commission.  The Depositary does not assume any duty to determine if the Company is complying with the current requirements of Rule 12g3-2(b) under the Exchange Act or to take any action if the Company is not complying with those requirements.

The Company represents that as of the date of this Deposit Agreement, the statements in this Section 4.09 and in Article (11) of the Receipts with respect to the exemption from registration under Rule 12g3-2(b) under the Exchange Act are true and correct.  The Company agrees to promptly notify the Depositary and all Owners in the event of any change in the truth of any such statements.

The Depositary will make available for inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also send to Owners of Receipts copies of such reports when furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

12.           DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and will distribute the amount thus received (net of the expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement) to the Owners of Receipts entitled thereto, provided, however, that in the event that the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Sections 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement) shall be distributed by the Depositary to the Owners of Receipts entitled thereto as in the case of a distribution received in cash.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may and shall if the Company shall so request, distribute to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.

13.           RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner under the Deposit Agreement, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Owner. In the case of a distribution pursuant to the second paragraph of this Article 13, such Receipts shall be legended, if such legending is required by the Company or the Depositary at the time of such distribution, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under applicable U.S. laws.

If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.

The Depositary will not make rights available to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to such Owners or are registered under the provisions of such Act. If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.           CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.           RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall fix a record date (a) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares subject to the provisions of the Deposit Agreement.

16.           VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall (unless otherwise requested in writing by the Company, as soon as practicable thereafter, mail to the Owners of Receipts a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) such information as is contained in such notice of meeting, and (b) a statement that the Owners of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provision of the laws of the United Kingdom and of the Memorandum and Articles of Association of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares. Upon the written request of an Owner of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall (subject to the last sentence of this Article 16) endeavor in so far as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. If after complying with the procedure set forth in this Article 16, the Depositary receives no such instructions, and if the Depositary shall receive from the Company a statement as to the Company's position with respect to a matter presented for vote, then, the Depositary shall vote or cause to be voted the Shares for which it has not received such instructions (and which are not Shares represented by American Depositary Shares subject to the restrictions contained in Section 3.06 of the Deposit Agreement) in accordance with such Company's position. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with the Owner's instructions or otherwise in accordance with the Company's position or positions in the case of Shares for which no instructions are received. If the Company notifies the Depositary in writing that a particular beneficial owner has not complied with the provisions of Sections 3.04 or 3.05 of the Deposit Agreement or Articles 22 or 23 hereof, to the extent feasible (but only to the extent such beneficial owner is shown on the records of the Depositary to be the Owner of any American Depositary Share), the Depositary shall not vote or cause to be voted any Shares represented by any Receipt registered in the name of such beneficial owner, if so instructed by the Company.

17.           CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.           LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company nor any of their directors, employees, agents or affiliates shall incur any liability to any Owner or holder of any Receipt, if by reason of any provision of any present or future law of the United States or any other country, or of any other governmental or regulatory authority, or by reason of any provision, present or future, of the Memorandum and Articles of Association of the Company, or by reason of any act of God or war or other circumstances Beyond its control, the Depositary or the Company or any of their directors, employees, agents or affiliates shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary or the Company incur any liability to any Owner or holder of a Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Where, by the terms of a distribution pursuant to Sections 4.01, 4.02, or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or holders of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities Neither the Depositary nor the Company shall be under any obligation to appear in prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. The Depositary shall not be liable for any acts or omissions made by a successor Depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that the Depositary exercised its best judgment and good faith while it acted as Depositary. The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the expenses of counsel) which may arise out of acts performed or omitted in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

19.           RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may appoint after consultation with the Company, a substitute or additional custodian or custodians.

20.           AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.           TERMINATION OF DEPOSIT AGREEMENT.

The Depositary at any time at the direction of the Company, shall terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding if at any time 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. The Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnifcation, charges, and expenses.

22.           AGREEMENT TO PROVIDE BENEFICIAL OWNERSHIP INFORMATION.

Each Owner shall be deemed to agree to inform the Company in writing, upon any requestmade pursuant to Section 5.12 of the Deposit Agreement, within 14 days of any such request, whether any of the American Depositary Shares held by such Owner are being held, directly or indirectly, by a beneficial owner and, if being so held, the name and address of such beneficial owner.

23.           ADDITIONAL DISCLOSURE OF BENEFICIAL OWNERSHIP.

In addition to statutory provisions in the United Kingdom governing notification of an interest in Shares (which it is agreed shall also govern this Receipt), any beneficial owner of a Receipt, who after acquiring directly or indirectly the beneficial ownership of any Share (either directly or by virtue of the ownership of Receipts) is directly or indirectly the beneficial owner of more than 3% of the Shares shall, within 10 days after such acquisition, send to the Company at the address set forth in Section 7.05 of the Deposit Agreement, by registered or certified mail, the following information:

(1) the background, and identity, residence, and citizenship of, and the nature of such beneficial ownership by, such person and all other persons by whom or on whose behalf the purchases have been or are to be effected;

(2) the number of shares and American Depositary Shares which are beneficially owned, and the number of Shares and American Depositary Shares concerning which there is a right to acquire directly or indirectly, by (i) such person, and (ii) by each associate of such person, giving the background, identity, residence and citizenship of each such associate; and

(3)           if any material change occurs in the facts set forth in the statements to the Company, an amendment shall be transmitted to the Company setting forth such changes.

When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the Company, such syndicate or group shall be deemed a "person" for the purposes of this Article 23.

In determining, for purposes of this Article 23, the percentage of Shares, the Shares shall be deemed to consist of the amount of the outstanding Shares, exclusive of any Shares held by or for the account of the Company or a subsidiary of the Company.

24.          SANCTIONS FOR FAILURE TO COMPLY WITH ARTICLE 22 OR ARTICLE 23 HEREOF OR SECTION 3.04 OR SECTION 3.05 OF THE DEPOSIT AGREEMENT.

Each Owner and beneficial owner of a Receipt shall be deemed to agree to the sanctions set forth in this Article 24 and Section 3.06 of the Deposit Agreement for failure to comply with Article 22 or Article 23 hereof or Section 3.04 or Section 3.05 of the Deposit Agreement.

In the event that the Company shall determine that abeneficial owner has failed to comply with Section 3.04 or Section 3.05 of the Deposit Agreement or Article 22 or Article 23 hereof, the Depositary shall, upon receipt of written instructions from the Company, take any or all of the following actions, as set forth in such instructions, with respect to a specified beneficial owner or benefcial owners to the extent feasible (but only to the extent such beneficial owner is shown on the records of the Depositary to be the Owner of any American Depositary Share). As instructed by the Company, and until further notice, if any, is received from the Company that any of the following restrictions cease to apply, the Depositary (i) shall not register in the name of such beneficial owner or beneficial owners any additional American Depositary Shares that, as specified by the Company in such instructions, together with all Shares and all other American Depositary Shares already registered in such name, would represent in excess of 3 percent (3%) of the outstanding Shares, (ii) shall refuse to register any transfer of American Depositary Shares to or from such beneficial owner or beneficial owners, (iii) shall suspend the distribution of dividends, with respect to American Depositary Shares owned by such Owner (only to the extent such beneficial owner is an Owner), (iv) shall not vote Shares represented by such American Depositary Shares by proxy or otherwise at any meeting of shareholders, (v) shall not give any further notices or perform any further acts under this Deposit Agreement with respect to such American Depositary Shares, except that the Depositary shall continue to collect dividends and other distributions pertaining to the Deposited Securities underlying the specified American Depositary Shares (and in the case of any distribution of Shares or other Deposited Securities or portion thereof, shall sell such distribution and hold the net proceeds of any such sale together with any other distribution), which distributions may be collected by the Owner of the Receipts evidencing such American Depositary Shares upon the surrender of such Receipts to the Depositary in accordance with Section 2.05.